Exhibit 99 (j) (i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 29, 2010, relating to the financial statements and financial highlights which appears in the September 30, 2010 Annual Report to the Board of Directors and Shareholders of FMI Focus Fund and FMI Large Cap Fund (each a series of FMI Funds, Inc.), which is also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings "Financial Highlights," "Disclosure of Portfolio Holdings" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Milwaukee, WI
January 28, 2011